Exhibit 99.3

CARTER VALIDUS MISSION CRITICAL REIT, INC. APPROVES NET ASSET VALUE OF $10.05 PER SHARE

Tampa, FL, November 23, 2015 – Today, Carter Validus Mission Critical REIT, Inc. (“CVMC REIT”), a publicly registered non-traded real estate investment trust (“REIT”) focused on the acquisition and management of high-quality, income-producing data centers and healthcare assets, announced an estimated net asset value (“NAV”) per share of its common stock of $10.05 as of November 16, 2015.

“We are pleased to announce the results of the Company’s net asset value valuation. The results demonstrate confirmation of our investment approach and strategy and our continued commitment to delivering shareholder value,” said John E. Carter, CVMC REIT’s Chairman and Chief Executive Officer.

“As demonstrated by our net asset valuation, we are and will continue to be committed to seeking investments which are accretive to our shareholder value. We also will continue to manage our balance sheet to maximize its flexibility while at the same time seeking the best results for our shareholders,” said Michael A. Seton, CVMC REIT’s President.

The Company engaged Robert A. Stanger & Co., Inc., an independent third-party valuation firm, to calculate an estimated NAV and a fair value range of CVMC REIT’s real estate portfolio calculated as of September 30, 2015. CVMC REIT’s board of directors (“the Board”) directed its audit committee (the “Committee”), comprised solely of independent directors, to review Stanger’s valuation analysis and range of estimates and recommend an estimated per share NAV to the full Board. Based on the Committee’s recommendation, the Board adopted an estimated per share NAV of $10.05. The determination of the per share NAV was solely the decision of the Board.

About Carter Validus Mission Critical REIT, Inc.

CVMC REIT engages in the acquisition of quality income-producing commercial real estate with a focus on data centers and healthcare facilities, preferably with long-term net leases to investment grade and creditworthy tenants. As of September 30, 2015, CVMC REIT owned 48 real estate investments, consisting of 79 properties located in 44 metropolitan statistical areas. As of September 30, 2015, CVMC REIT’s data center portfolio consisted of 20 properties located across the United States and its healthcare portfolio consisted of 59 properties with a diversified focus, including medical office buildings, specialty surgical centers, and hospital properties.

CVMC REIT is a non-traded, publicly registered real estate investment trust that invests in data center and healthcare assets across the United States.

Media Contact:

Stacy Sheedy

Marketing Manager

ssheedy@cvreit.com

813-316-4292

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of federal securities laws and regulations. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Carter Validus Mission Critical REIT, Inc.’s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.